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                                                                                                               Nicor Gas Company
                                                                                                               Form 10-Q
                                                                                                               Exhibit 12.01

                                                             Nicor Gas Company
                                      Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                                (thousands)
                                        Three          Twelve
                                    months ended    months ended                           Year Ended December 31
                                      March 31,       March 31,      -------------------------------------------------------------
                                        2005            2005            2004        2003         2002         2001         2000
                                    ------------    ------------     ----------  ----------   ----------   ----------   ----------
Earnings available to cover
  fixed charges:

  Net income                         $  32,456        $  58,092      $  62,106   $  83,000    $ 109,139    $  98,806    $  12,584

  Add: Income taxes                     15,702           28,336         33,108      48,035       64,325       57,000          520

       Fixed charges                    10,961           37,761         37,555      37,047       36,711       45,431       44,863

       Allowance for funds used
          during construction             (140)            (460)          (363)       (220)        (395)        (241)        (363)
                                    ------------    ------------     ----------  ----------   ----------   ----------   ----------
                                     $  58,979        $ 123,729      $ 132,406   $ 167,862    $ 209,780    $ 200,996    $  57,604
                                    ============    ============     ==========  ==========   ==========   ==========   ==========
Fixed charges:

  Interest on debt                   $   9,483        $  35,558      $  35,606   $  33,934    $  33,037    $  43,542    $  42,365

  Other interest charges and
   amortization of debt discount,
   premium, and expense, net             1,478            2,203          1,949       3,113        3,674        1,889        2,498
                                    ------------    ------------     ----------  ----------   ----------   ----------   ----------
                                     $  10,961        $  37,761      $  37,555   $  37,047    $  36,711    $  45,431    $  44,863
                                    ============    ============     ==========  ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges        5.38             3.28           3.53        4.53         5.71         4.42         1.28
                                    ============    ============     ==========  ==========   ==========   ==========   ==========
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